Exhibit 10.8      Westmed Manufacturing Agreement



                                     Westmed
                             Manufacturing Contract

The following is a contract agreement between Emergency Filtration Products located at 500 N. Rainbow, Suite 300, Las Vegas, Nevada 89107 and Westmed, Inc. located at 3351 E. Hemisphere Loop, Tucson, Arizona, for all terms and conditions stated in the Westmed, Inc. quotation dated December 15th 1997. This contract will remain in effect until terminated. Termination of this contract is accomplished by either party sending a signed written document requesting that the contract be terminated.

Westmed, Inc. (WT) will be manufacturing for Emergency Filtration Products (EFP) the "resuscitation filter" as per the sample and drawings supplied, in WT's December 15th quotation. All materials for the manufacturing and packaging are to be supplied by EFP in bulk form. Raw materials are to be received clean, sealed in plastic bags, ready for assembly and packaging. Westmed will provide molded plastic parts.

Manufacturing will be conducted at WT in accordance with Good Manufacturing Practices. Documentation will be supplied with the finished devices to support lot traceability and manufacturing processes.

These are non-sterile devices and will be shipped bulk in a poly lined box or in an individual poly bag. Release documentation will be supplied with the finished product.

Accepted by: \S\ Jon McKinnon                           Date: December 15, 1997
                  John Mckinnon
                  Westmed, Inc.

Accepted by: \S\ Doug Beplate                           Date: December 15, 1997
                  Doug Beplate
                  Emergency Filtration Products, Inc.










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